Exhibit 23.3

CONSENT OF COUNSEL

We hereby consent to the incorporation by reference in the Registration Statements of Cabot Oil & Gas Corporation on Form S-3 (File Nos. 333-68350 and 333-83819) and Form S-8 (File Nos. 333-37632, 33-53723, 33-35476, 33-71134 and 333-92264) of the references to the opinion of our firm that appear in this Annual Report on Form 10-K.

Brown, Drew & Massey, LLP

/s/ Thomas F. Reese
Thomas F. Reese
Brown, Drew & Massey, LLP
Casper, Wyoming

February 25, 2005